Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Announces Financial Results for the Thirteen weeks Ended March 29, 2008

Warren, MI – April 24, 2008 — Universal Truckload Services, Inc. (NASDAQ: UACL) announced today its financial results for the thirteen weeks ended March 29, 2008.

For the thirteen weeks ended March 29, 2008, operating revenues increased 7.1%, or $11.3 million, to $170.1 million from $158.9 million for the thirteen weeks ended March 31, 2007. Included in operating revenues are fuel surcharges of $19.3 million and $13.8 million for the first quarters of 2008 and 2007, respectively. Net income increased 5.0%, or $0.2 million, to $3.3 million, or $0.21 per share for the first quarter of 2008, from $3.2 million, or $0.20 per share, for the first quarter of 2007. Operating margin was 3.1% for the first quarter of 2008 compared to 3.2% for the first quarter of 2007.

Universal’s truckload revenue in the first quarter of 2008 increased by 6.6% to $99.2 million from $93.1 million in the corresponding period of 2007. Included in truckload revenue in the first quarter of 2008 is $4.5 million from our acquisition completed in the fourth quarter of 2007. Brokerage revenue in the first quarter of 2008 increased by 7.6% to $44.1 million from $41.0 million in the corresponding period of 2007. Included in brokerage revenue in the first quarter of 2008 is $0.5 million from our acquisitions completed in the fourth quarter of 2007 and first quarter of 2008. Intermodal revenue in the first quarter of 2008 increased by 8.0% to $26.8 million from $24.8 million in the corresponding period of 2007. Included in intermodal revenue in the first quarter of 2008 is $1.2 million from our acquisition completed in the first quarter of 2008.

In the first quarter of 2008, Universal purchased an additional 5,100 shares of its common stock for a total cost of $84 thousand. Through the first quarter of 2008, Universal has purchased a total of 34,300 shares of its common stock at a total cost of $565 thousand and is authorized to purchase an additional 765,700 shares of its common stock under the previously announced stock repurchase plan.

“Overall, we had an acceptable first quarter,” stated Don Cochran, President and CEO of Universal Truckload Services, Inc. “Operating revenues increased by 7.1% and despite a difficult freight environment, we were able to increase overall load volumes and achieve modest price increases. We appreciate the efforts of our Agents, Owner Operators, and Staff.”

Universal Truckload Services, Inc. is a primarily non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	March 29, 2008	March 31, 2007
Operating revenues:
Truckload	$99,244	$93,068
Brokerage	44,093	40,989
Intermodal	26,798	24,820

Total operating revenues	170,135	158,877

Operating expenses:
Purchased transportation	131,600	121,648
Commissions expense	10,566	10,599
Other operating expense, net	2,290	2,560
Selling, general, and administrative	12,691	12,193
Insurance and claims	5,545	4,872
Depreciation and amortization	2,232	1,907

Total operating expenses	164,924	153,779

Income from operations	5,211	5,098
Non Operating Income	233	135
Interest income, net	20	59

Income before provision for income taxes	5,464	5,292
Provision for income taxes	2,120	2,108

Net income	$3,344	$3,184

Earnings per common share:
Basic	$0.21	$0.20
Diluted	$0.21	$0.20
Average common shares outstanding:
Basic	16,088	16,118
Diluted	16,088	16,140

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 29, 2008	December 31, 2007
Assets
Cash and cash equivalents	$4,772	$5,416
Marketable securities	14,536	17,961
Accounts receivable—net	91,959	86,626
Other current assets	12,883	8,248

Total current assets	124,150	118,251
Property and equipment—net	57,242	57,149
Other long-term assets—net	32,881	31,788

Total assets	$214,273	$207,188

Liabilities and shareholders’ equity
Total current liabilities	$53,111	$48,443
Total long-term liabilities	6,809	7,303

Total liabilities	59,920	55,746
Total shareholders’ equity	154,353	151,442

Total liabilities and shareholders’ equity	$214,273	$207,188

UNIVERSAL TRUCKLOAD SERVICES, INC.

Summary of Operating Data

(Unaudited)

	Thirteen Weeks Ended
	March 29, 2008	March 31, 2007
Average number of tractors provided by owner-operators
Truckload	2,770	2,964
Intermodal	880	859

Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.63	$2.37
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$2.23	$2.09
Average operating revenues per load (1)	$960	$940
Average operating revenues per load, excluding fuel surcharges (1)	$814	$829
Average length of haul (1)(2)	365	396
Number of loads (1)	103,398	99,004

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.16	$1.97
Average operating revenues per load (1)	$1,307	$1,237
Average length of haul (1)(2)	606	629
Number of loads (1)	29,561	26,501

Intermodal Revenues:
Drayage (in thousands)	$25,067	$22,801
Depot (in thousands)	$1,731	$2,019

Total (in thousands)	$26,798	$24,820

Average operating revenues per loaded mile	$4.74	$4.40
Average operating revenues per loaded mile, excluding fuel surcharges	$3.95	$3.85
Average operating revenues per load	$319	$272
Average operating revenues per load, excluding fuel surcharges	$266	$238
Number of loads	78,665	83,716

(1)	Excludes operating data from CrossRoad Carriers, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.